Ex. 6(a)

                              AMENDED AND RESTATED

                  ARTICLES OF INCORPORATION AND REDOMESTICATION

                                       OF

                   JEFFERSON PILOT FINANCIAL INSURANCE COMPANY

1. Name. The name of the corporation shall be Jefferson Pilot Financial Insurance Company.

2. Principal Purpose. The principal purpose or purposes for which this corporation is established are to insure persons against loss of life, illness, or personal injury resulting from any cause, to make contracts for endowments, to grant and purchase annuities, to insure persons and corporations against loss on account of liability to others for personal injuries, fatal or otherwise, to issue and become surety upon official, indemnity and other bonds, and in general to conduct the business of life, health, casualty, liability and indemnity insurance, in any or all its branches, to invest its funds in real estate, personal property and securities, subject to such limitations as may be provided by law, and to manage, convey, mortgage, and pledge the same or any part thereof as required in the transaction of its business, and to purchase, take, receive, lease, or otherwise acquire, own, hold, improve, use and otherwise deal in and with, real and personal property, wherever situated; and the corporation may engage in any other business for which a corporation may now or hereafter be organized under and may exercise all general powers conferred by applicable law.

3. Shares. The aggregate number of shares which the corporation shall have authority to issue is Six Hundred Thousand (600,000) shares of stock, of five dollar ($5.00) par value, all of the same class.

4. Registered Office. The corporation's initial registered office in the State of Nebraska shall be at 8801 Indian Hills Drive, Omaha, Nebraska 68114 and the name of its initial registered agent at that office is Charles D. Cunningham, Jr.

5. Amendment. The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

6. Directors Liability. A director of the corporation shall not be personally liable to the corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director except liability for:

      (a) the amount of a financial benefit received by a director to which he or she is not entitled;
      (b) an intentional infliction of harm on the corporation or the shareholders;

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      (c)   a violation of Neb. Rev. Stat. ss.21-2096 or any successor section of the Nebraska Business Corporation Act; or
      (d)   an intentional violation of criminal law.

      If the Nebraska Business Corporation Act is amended after the effective date of these Amended and Restated Articles of Incorporation and Redomestication in a way that authorizes the further elimination or limitation of the liability of directors, then the liability of directors of the corporation shall be eliminated or limited to the fullest extent permitted by the Act.

7. Re-Domestication. These Amended and Restated Articles of Incorporation and Redomestication are meant to be the Articles of the same company incorporated in the State of Tennessee on October 9, 1903, under the name "Volunteer State Life Insurance Company", as then redomesticated to the State of New Hampshire on July 1, 1991 and as now redomesticated to the State of Nebraska.

      The redomestication and these Amended and Restated Articles of Incorporation and Redomestication shall be effective on June 12, 2000.

                              JEFFERSON PILOT FINANCIAL INSURANCE COMPANY


                              by: /s/ Dennis R. Glass      6/2/00
                                  -------------------------------
                                  Dennis R. Glass
                                  Executive Vice President

      Attest:


      /s/ Robert A. Reed
      -------------------------
      Robert A. Reed, Secretary